Filed Pursuant to Rule 424(b)(2)
Registration No. 333-218415

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
5.875% Senior Notes due 2021	$52,110,000	104.5%	$54,454,950	$6,311.33

(1)	Calculated in accordance with Rule 456(b) and 457(r) of the Securities Act of 1933, as amended.

Prospectus Supplement

(To Prospectus dated June 1, 2017)

NAVIENT CORPORATION

$52,110,000 5.875% Senior Notes due 2021

We are offering directly to several, non-affiliated investors an additional $52,110,000 principal amount of our 5.875% Senior Notes due March 25, 2021. The terms of the notes, other than their issue date and public offering price, will be identical to the terms of the outstanding $593,044,000 principal amount of 5.875% Senior Notes due March 25, 2021 offered and sold pursuant to our prospectus supplements dated March 14, 2017 and March 25, 2015 and the accompanying prospectus dated July 18, 2014. The notes offered by this prospectus supplement and the accompanying prospectus will have the same CUSIP number as the other notes of the same series and will trade interchangeably with notes of the same series immediately upon settlement. Upon consummation of this offering, the aggregate principal amount outstanding of our 5.875% Senior Notes due March 25, 2021, including the notes offered hereby, will be $645,154,000.

The notes will mature on March 25, 2021. We will pay interest on the notes on March 25 and September 25 of each year, commencing September 25, 2017. Navient will make each interest payment to the holders of record of the notes on the business day immediately preceding an interest payment date. We may redeem the notes at our option and at any time, either as a whole or in part, at the redemption price described in this prospectus supplement.

The notes will be our senior unsecured debt and will rank equally with all of our existing and future unsecured and unsubordinated debt.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement, “Risk Factors” beginning on page 4 of the accompanying prospectus and those risk factors incorporated by reference into this prospectus supplement and the accompanying prospectus from our Annual Report on Form 10-K for the year ended December 31, 2016, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 and subsequent reports and registration statements filed from time to time with the U.S. Securities and Exchange Commission (“SEC”).

	Per Note	Total
Public offering price(1)	104.5%	$54,454,950

(1)	Plus accrued interest, if any, from March 25, 2017.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense. Obligations of Navient Corporation and any subsidiary of Navient Corporation are not guaranteed by the full faith and credit of the United States of America. Neither Navient Corporation nor any subsidiary of Navient Corporation is a government-sponsored enterprise or an instrumentality of the United States of America.

The notes will be delivered to purchasers in book-entry form only through The Depository Trust Company for the accounts of its participants, including Clearstream and Euroclear, on or about June 9, 2017.

The date of this prospectus supplement is June 6, 2017.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC using a shelf registration process. Under the shelf registration process, we may offer, issue and sell any combination of debt securities, common stock, preferred stock, warrants or units. In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement. In this prospectus supplement, we provide you with specific information about the notes that we are selling in this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, our debt securities and other information you should know before investing in the notes. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described under “Where You Can Find More Information” on page S-13 of this prospectus supplement before investing in the notes.

We have not authorized anyone to provide you with any information other than that contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus and any free writing prospectus prepared by or on behalf of us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

The information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. You should not assume that the information contained in this prospectus supplement is accurate as of any other date. Our business, financial condition, results of operations and prospects may have changed since those dates.

SUMMARY

This summary highlights selected information more fully described elsewhere in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information you should consider before investing in the notes. You should read this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference herein and therein carefully, especially the risks of investing in the notes discussed in “Risk Factors” below and in the incorporated documents. References herein to a fiscal year mean the fiscal year ended December 31, 2016.

Throughout the remainder of this prospectus supplement, except as otherwise indicated, references to “we,” “us,” “our,” “Navient,” “Navient Corporation,” and the “Company” refer collectively to Navient Corporation and its consolidated subsidiaries.

Our Company

We are a Fortune 500 company that provides asset management and business processing solutions to education, health care and government clients at the federal, state and local levels. We help our clients and millions of Americans achieve financial success through our services and support. Headquartered in Wilmington, Delaware, we employ team members in Western New York, Northeastern Pennsylvania, Indiana, Tennessee, Texas, Virginia and other locations.

We hold the largest portfolio of education loans insured or federally guaranteed under the Federal Family Education Loan Program. We also hold the largest portfolio of private education loans. We service our own portfolio of education loans, as well as education loans owned by the United States Department of Education (“ED”), financial institutions and nonprofit education lenders. We are one of the largest servicers to ED under its Direct Student Loan Program. Our data-driven insight, service and innovation support customers on the path to successful education loan repayment.

We also provide business processing services to education-related clients, such as guaranty agencies and colleges and universities.

Finally, we leverage our scale and expertise to provide additional business processing solutions to a variety of other clients, including federal agencies, state and local governments, regional authorities, courts, hospitals, health care systems and other health care providers, financial service providers and municipalities.

For all our clients, we aim to improve their financial performance, optimize their operations and maintain compassionate, compliant service for their customers and constituents.

Company Information

Our principal executive offices are located at 123 Justison Street, Suite 300, Wilmington, Delaware 19801. Our telephone number is (302) 283-8000. Our website address is www.navient.com. Information on, or accessible through, our website does not constitute part of this prospectus supplement or the accompanying prospectus.

For a further discussion of our business, we urge you to read the documents incorporated by reference herein, including our Annual Report on Form 10-K for the year ended December 31, 2016. See “Where You Can Find More Information.”

THE OFFERING

Issuer	Navient Corporation.

Securities Offered	$52,110,000 aggregate principal amount of 5.875% Senior Notes due 2021.

We will issue the notes under a base indenture, dated as of July 18, 2014, between us and The Bank of New York Mellon, as trustee, as supplemented by a supplemental indenture to be entered into between us and the trustee.

Maturity Date	The notes will mature on March 25, 2021.

Interest Rate	5.875% per year.

Interest Payment Dates	March 25 and September 25 of each year, commencing September 25, 2017.

Optional Redemption	We may redeem the notes at our option, at any time in whole or from time to time in part, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present value of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus, in each case, accrued and unpaid interest thereon to the date of redemption.

Ranking	The notes will be our senior unsecured debt and will rank equally with all of our existing and future unsecured and unsubordinated debt. The notes will be effectively subordinated to all of our existing and future secured debt to the extent of the assets securing that debt and to all the debt and other liabilities of our subsidiaries.

As of March 31, 2017, (i) we had an approximately $14.0 billion aggregate principal amount of unsecured senior indebtedness outstanding with which the notes will rank pari passu and (ii) our subsidiaries had no unsecured senior indebtedness outstanding. On May 26, 2017, we issued $500 million aggregate principal amount of 6.750% Senior Notes due 2025.

Further Issues	At any time and from time to time, without notice to or consent of the holders, we may also issue additional debt securities of the same tenor, coupon and other terms of the notes (except for the issue date and public offering price), so that such debt securities and the notes offered hereby together form a single series.

Certain Covenants	The indenture governing the notes will contain covenants that limit our ability to consolidate, merge or transfer all or substantially all of our assets. These covenants are subject to important exceptions and qualifications. We urge you to read the indenture and the notes because they, not this description, define your rights as holders of the notes.

Use of Proceeds	We estimate that the net proceeds from this offering, after deducting estimated offering expenses of approximately $150,000, will be approximately $54.9 million. We intend to use the net proceeds from this offering for debt repurchases, and the remainder, if any, for general corporate purposes.

Certain United States Federal Income Tax Consequences	You should consult your tax advisor with respect to the U.S. federal income tax consequences of owning the notes in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction. See “Certain United States Federal Income Tax Consequences.”

Governing Law	The notes and the indenture will be governed by the laws of the state of New York.

Trustee, Registrar and Paying Agent	The Bank of New York Mellon.

Risk Factors	See “Risk Factors” beginning on page S-5 of this prospectus supplement and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the section entitled “Risk Factors.”

RISK FACTORS

Any investment in the notes involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference herein and therein before deciding whether to purchase the notes. In addition, you should carefully consider, among other things, the matters discussed under (i) “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016, (ii) “Legal Proceedings” in our Quarterly Report on Form 10-Q for the three months ended March 31, 2017 and (iii) in other documents that we file from time to time with the SEC, all of which are incorporated by reference in this prospectus supplement and the accompanying prospectus. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations would suffer. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Statements” in the accompanying prospectus.

Risks Related to This Offering

Our debt is structurally subordinated to the debt and other liabilities of our subsidiaries.

The notes are obligations exclusively of Navient Corporation. We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, our debt is “structurally subordinated” to all existing and future debt, trade creditors, and other liabilities of our subsidiaries. Our rights, and hence the rights of our creditors, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary’s creditors, except to the extent that our claims as a creditor of such subsidiary may be recognized. The indenture that governs the notes does not restrict our or our subsidiaries’ ability to incur indebtedness, including secured indebtedness, to pay dividends or make distributions on, or redeem or repurchase our equity securities, or to engage in highly leveraged transactions that would increase the level of our indebtedness.

We depend upon our subsidiaries to service our debt.

Our cash flow and our ability to service our debt, including the notes, is dependent upon the earnings of our subsidiaries. Our subsidiaries are separate and distinct legal entities. They have no obligation to pay any amounts due under the notes or to provide us with funds for our payment obligations. Payment to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and other business considerations.

Our substantial indebtedness could adversely affect our financial condition.

We will have a substantial amount of indebtedness, which could limit our ability to obtain additional financing for working capital, capital expenditures, stock repurchases, acquisitions, debt service requirements or other purposes. It may also increase our vulnerability to adverse economic, market and industry conditions, limit our flexibility in planning for, or reacting to, changes in our business operations or to our industry overall, and place us at a disadvantage in relation to our competitors that have lower debt levels. Any or all of the above events and/or factors could have an adverse effect on our results of operations and financial condition.

We may issue additional notes.

Under the terms of the indenture that governs the notes, we may from time to time without notice to, or the consent of, the holders of the applicable series of notes, create and issue additional notes of a new or existing series, which notes, if of an existing series, will be equal in rank to the notes of that series in all material respects so that the new notes may be consolidated and form a single series with such notes and have the same terms as to status, redemption or otherwise as such notes (except for the issue date and public offering price).

Redemption may adversely affect your return on your notes.

The notes are redeemable at our option, and therefore we may choose to redeem the notes at times when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the proceeds you receive from the redemption in a comparable security at an effective interest rate as high as the interest rate on your notes being redeemed. Our ability to redeem the notes before the maturity date may affect the market value of the notes at any time when potential purchasers believe we are likely to redeem the notes.

An active trading market for the notes may not develop.

We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes on any automated dealer quotation system. As a result, an active trading market for the notes may not develop and any such market, if it were to develop, may not be liquid or sustainable for any period of time. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, the then-current ratings assigned to the notes, the market for similar securities and our performance. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	time remaining to the maturity of the notes;

•	outstanding amount of the notes;

•	the terms related to redemption of the notes; and

•	level, direction and volatility of market interest rates generally.

A downgrade, suspension or withdrawal of the rating assigned by a rating agency to the notes, or changes in the financial and credit markets, could cause the liquidity or market value of the notes to decline significantly.

Any rating assigned to the notes by one or more rating agencies may not remain, may be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes in our business, warrant a change to the rating assigned.

In addition, the condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Any ratings downgrade of the notes or further disruptions in the financial and credit markets and future fluctuations in these markets and prevailing interest rates may have an adverse effect on the market value of the notes.

The provisions of the notes relating to change of control transactions will not necessarily protect you in the event of a highly leveraged transaction.

The change of control provisions in the terms of the notes will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a takeover, reorganization, recapitalization, restructuring, merger or other similar transactions involving us. These transactions may not involve a change in voting power or beneficial ownership or result in a downgrade in the ratings of the notes, or, even if they do, may not necessarily constitute a change of control triggering event under the terms of the notes that affords you the protections described in this prospectus supplement. As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit rating or otherwise adversely affect the holders of the notes. Subject to certain exceptions in the change of control provisions, the indenture does not contain provisions that permit the holders of the notes to require us to repurchase the notes in the event of a takeover, reorganization, recapitalization, restructuring, merger or similar transaction.

We may not be able to repurchase all of the notes upon a change of control, which would result in a default under each series of notes.

We will be required to offer to repurchase the notes upon the occurrence of a change of control triggering event as provided in the indenture governing the notes. However, we may not have sufficient funds to repurchase the notes in cash at such time. In addition, our ability to repurchase the notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. The failure to make such repurchase would result in a default under the indenture.

Illiquid Market Conditions May Occur From Time To Time

From time to time, the secondary market for your notes may be adversely affected by periods of general market illiquidity or by events in the global financial markets in general or in the securitization market in particular. Accordingly, you may not be able to sell your notes when you want to do so or you may be unable to obtain the price that you wish to receive for your notes and, as a result, you may suffer a loss on your investment.

Additionally, recent events in the global financial markets may cause a reduction of liquidity in the secondary market for your notes. Specifically, uncertainty surrounding the exit of the United Kingdom or any other country from the European Union or the abandonment by any country of the Euro would likely have a destabilizing effect on Eurozone countries and their economies and may have an adverse effect on the global economy as a whole.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting estimated offering expenses of approximately $150,000, will be approximately $54.9 million. We intend to use the net proceeds from this offering for debt repurchases, and the remainder, if any, for general corporate purposes.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

The following is a summary of the U.S. federal income tax consequences relating to an investment in the notes. The summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly on a retroactive basis). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular person or persons subject to special treatment under U.S. federal income tax laws (such as broker dealers, traders in securities that elect to use a mark-to-market method of accounting, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, insurance companies, persons who hold notes as part of a hedging, integrated, straddle, conversion or constructive sale transaction for U.S. federal income tax purposes, persons subject to the alternative minimum or Medicare tax on certain investment income, U.S. expatriates, controlled foreign corporations, passive foreign investment companies, or persons that are, or hold their notes through, partnerships or other pass-through entities) all of whom may be subject to tax rules that differ from those summarized below. Moreover, this discussion does not address any foreign, state or local tax consequences, or any U.S. federal tax consequences other than U.S. federal income tax consequences. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below.

In addition, this discussion deals only with certain U.S. federal income tax consequences to a holder that acquires the notes in this offering and that holds the notes as capital assets.

This summary is based on current U.S. federal income tax law, which is subject to change, possibly with retroactive effect.

EACH PROSPECTIVE PURCHASER OF THE NOTES SHOULD CONSULT ITS TAX ADVISOR CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF AN INVESTMENT IN SUCH NOTES.

A “U.S. Holder” means a beneficial owner of a note (as determined for U.S. federal income tax purposes) that, for U.S. federal income tax purposes, is:

•	a citizen or individual resident of the United States;

•	a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, (i) the administration of which is subject to the primary supervision of a court within the United States and for which one or more U.S. persons have the authority to control all substantial decisions, or (ii) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

A “Non-U.S. Holder” means any beneficial owner of a note (as determined for U.S. federal income tax purposes) that is not a U.S. Holder or a partnership. If a partnership holds a note, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of such a partnership should consult its tax advisor concerning the U.S. federal income and other tax consequences of an investment in the notes.

Pre-issuance Accrued Interest. A portion of the price paid for the notes will be allocable to interest that accrued prior to the date the note is purchased (the “pre-issuance accrued interest”). A portion of the interest received on the first interest payment date equal to the pre-issuance accrued interest should be treated as a return of the pre-issuance accrued interest and not as a payment of interest on the note. Amounts treated as a return of pre-issuance accrued interest should not be taxable when received but should reduce the holder’s adjusted tax basis in the note by a corresponding amount.

In the case of any holder (a “Selling Holder”) that (i) purchases notes in this offering (“new notes”) and (ii) holds other notes (“old notes”) that are repurchased with the proceeds of this offering, the discussion below is subject to the special considerations set forth below under the heading “Selling Holders.”

U.S. Holders

Interest. Interest on the notes will generally be taxable to a U.S. holder as ordinary income at the time it is paid or accrued in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes.

Bond Premium. U.S. Holders will be considered to have purchased the notes at a premium equal to the excess of the purchase price over the sum of the principal amount and the pre-issuance accrued interest and may elect to amortize the premium as an offset to interest income, using a constant yield method, over the remaining term of the note. If a U.S. Holder makes this election, the election generally will apply to all taxable debt instruments held during or after such U.S. Holder’s taxable year for which the election is made. In addition, a U.S. Holder may not revoke the election without the consent of the IRS. If a U.S. Holder elects to amortize the premium, such U.S. Holder will be required to reduce tax basis in the note by the amount of the premium amortized during such U.S. Holder’s holding period. If a U.S. Holder does not elect to amortize premium, the amount of premium will be included in the tax basis in the note and will decrease the gain or increase the loss otherwise recognized upon the disposition of the note. Therefore, if a U.S. Holder does not elect to amortize premium and holds the note to maturity, such U.S. Holder generally will be required to treat the premium as capital loss when the note matures.

Sale, Exchange, Redemption, Retirement, or Other Disposition. A U.S. holder will generally recognize taxable gain or loss upon the sale, exchange, redemption, retirement, or other disposition of the notes in an amount equal to the difference between the amount realized upon the disposition (other than any amount attributable to accrued interest, which, if not previously included in income, will be taxable as ordinary income) and the U.S. holder’s adjusted tax basis in the notes. A U.S. holder’s adjusted tax basis in a note generally will be equal to the purchase price of such note decreased by any pre-issuance accrued interest received, any amortized bond premium, and any payments received on the note other than stated interest. Any gain or loss recognized on a disposition of notes will be capital gain or loss, and will be long-term capital gain or loss if the notes have been held for more than one year. Long-term capital gains recognized by individuals and certain other non-corporate U.S. holders generally are eligible for reduced rates of taxation. Deductions in respect of capital losses are subject to limitations.

Non-U.S. Holders

Interest. A Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax on interest paid or accrued on a note if: (1) the interest is not effectively connected with a U.S. trade or business and (2) the Non-U.S. Holder satisfies the following requirements:

(i)	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

(ii)	the Non-U.S. Holder is not a controlled foreign corporation related to us (directly or indirectly) through stock ownership;

(iii)	the Non-U.S. Holder is not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code;

(iv)	either (A) the Non-U.S. Holder certifies to its non-U.S. status on IRS Form W-8BEN or W-8BEN-E (or a substantially similar form), as applicable, or (B) a securities clearing organization or certain other financial institutions holding the note on behalf of the Non-U.S. Holder certifies on IRS Form W-8IMY, that such certification has been received by it and furnishes us or our paying agent with a copy of the IRS Form W-8IMY together with the W-8BEN or W-8BEN-E of the beneficial owner, together with a withholding statement, if applicable;

(v)	we or our paying agent do not have actual knowledge or reason to know that the beneficial owner of the note is a U.S. person; and

(vi)	the Non-U.S. Holder certifies on IRS Form W-8BEN or W-8BEN-E (or other applicable form) to its FATCA status (discussed below) such that no FATCA withholding is required.

If a Non-U.S. Holder does not satisfy the requirements described above, and does not establish that the interest is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (as discussed below), interest on the notes generally will be subject to U.S. federal withholding tax at a 30% rate (or a lower applicable treaty rate, provided certain certification requirements are met).

Sale, Exchange, Retirement or Other Disposition of a Note. A Non-U.S. Holder that certifies on IRS Form W-8BEN or W-8BEN-E (or other applicable form) as to its FATCA status (discussed below) such that no FATCA withholding is required generally will not be subject to U.S. federal income or withholding tax on the receipt of payments of principal on a note, or on any gain recognized upon the sale, exchange, retirement or other disposition of a note, unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States and, if a treaty applies (and the holder complies with applicable certification and other requirements to claim treaty benefits), is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States or (ii) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met.

United States Trade or Business. If a Non-U.S. Holder is engaged in a trade or business in the United States, and if interest or gain on a note is effectively connected with the conduct of such trade or business and, if a treaty applies (and the holder complies with applicable certification and other requirements to claim treaty benefits), is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States, the Non-U.S. Holder generally will be subject to U.S. federal income tax on the receipt or accrual of such interest or the recognition of gain, the sale or other taxable disposition of the note on a net basis in the same manner as if such holder were a U.S. Holder. If such interest or gain is recognized by a Non-U.S. Holder that is classified as a corporation, such corporation may also be subject to an additional U.S. federal branch profits tax at a 30% rate (or, if applicable, a lower treaty rate). Non-U.S. Holders should consult their tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes.

Foreign Account Tax Compliance Act (“FATCA”). Withholding at a rate of 30% will generally be required on interest payments in respect of, and, after December 31, 2018, gross proceeds from the sale or other disposition (including a redemption or retirement) of, notes held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. Accordingly, the entity through which the notes are held will affect the determination of whether such withholding is required. Similarly, interest payments in respect of, and, after December 31, 2018, gross proceeds from a sale or other disposition (including a redemption or retirement) of, notes held by or through an entity that is a non-financial foreign entity that does not qualify under certain exemptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which the applicable withholding agent will in turn provide to the Internal Revenue Service. An intergovernmental agreement between the United States and an applicable foreign country may modify the foregoing requirements. We will not pay any additional amounts to non-U.S. holders in respect of any amounts withheld. Prospective investors should consult their tax advisors regarding the possible implications of these rules on their investment in the notes.

Selling Holders

Although not free from doubt, because we intend to use the net proceeds from this offering for debt repurchases, a Selling Holder could be deemed for U.S. federal income tax purposes to have exchanged all or a portion of its old notes directly for an applicable amount of new notes. Such a deemed exchange may be treated as an exchange of “securities” pursuant to a non-taxable “reorganization” within the meaning of the Code or, alternatively, may be treated as a taxable exchange of old notes for new notes. The consequences to a Selling Holder of such a deemed exchange, whether or not characterized as a “reorganization,” are uncertain in some respects and in any event will depend on the Selling Holder’s particular circumstances (including such holder’s tax basis in its old notes and the relative amounts of such holder’s new notes being purchased and old notes being repurchased). A deemed exchange may result in different consequences for a Selling Holder than those discussed under the headings “U.S. Holders” and “Non-U.S. Holders” above (including with respect to the existence and/or amount of amortizable bond premium that a Selling Holder has in respect of its new notes). Depending on the particular circumstances, however, an Exchanging Holding may be treated as having acquired all or a portion of its new notes solely for cash, with the consequences described above under “U.S. Holders” or “Non-U.S. Holders,” as applicable, with respect to such new notes. Selling Holders are urged to consult their tax advisors regarding the likelihood that their participation in this offering and any related repurchase could be treated as a deemed exchange and the particular consequences to them of any such deemed exchange in light of their particular circumstances.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act . Our SEC filings are available to the public at the SEC’s website at www.sec.gov. You may read and copy all or any portion of this information at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. Our common shares are listed and traded on the NASDAQ. You may also inspect the information we file with the SEC at the NASDAQ’s offices at One Liberty Plaza, 165 Broadway, New York, New York 10006. Information about us, including our SEC filings, is also available at our internet site at http://www.navient.com. However, the information on our internet site is not part of this prospectus supplement or the accompanying prospectus.

The SEC allows us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, except for any information superseded by information contained directly in this prospectus supplement, the accompanying prospectus and any subsequently filed document deemed incorporated by reference or any free writing prospectus prepared by or on behalf of us. This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K):

•	our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 24, 2017;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed with the SEC on April 27, 2017;

•	our Current Reports on Form 8-K, filed with the SEC on January 18, 2017 (as amended on January 19, 2017) (Item 8.01 only), February 21, 2017 (Item 5.02 only), March 7, 2017, March 17, 2017, March 29, 2017, April 4, 2017, April 19, 2017 and May 26, 2017 (both filings); and

•	our Definitive Proxy Statement on Schedule 14A, filed on April 13, 2017 (solely to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2016).

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the of the offering of all securities covered by this prospectus supplement also shall be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.

If requested, we will provide to each person, including any beneficial owner, to whom a prospectus supplement and accompanying prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus supplement and accompanying prospectus but not delivered with the prospectus supplement and accompanying prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents. To obtain a copy of these filings at no cost, you may write or telephone us at the following address:

Navient Corporation

123 Justison Street, Suite 300

Wilmington, Delaware 19801

Attention: Corporate Secretary

Telephone: (302) 283-8000

You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of these documents.

Prospectus

NAVIENT CORPORATION

Debt Securities

Common Stock

Preferred Stock

Warrants

Units

We may offer, issue and sell, together or separately:

•	debt securities, which may be issued in one or more series;

•	shares of common stock;

•	shares of preferred stock, which may be issued in one or more series;

•	warrants to purchase shares of common stock, shares of preferred stock, debt securities or units of two or more of these types of securities; and

•	units, each representing a combination of two or more of the foregoing securities.

We will provide the specific prices and terms of these securities in one or more supplements to this prospectus at the time of offering. You should read this prospectus and any accompanying prospectus supplement carefully before you make your investment decision. We refer to our debt securities, common stock, preferred stock, warrants and units collectively as the “securities.” Any or all of the securities may be offered and sold separately or together. The debt securities and preferred stock may be convertible into or exchangeable or exercisable for other securities. We will provide specific terms of these securities, and the manner in which these securities will be offered, in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus.

Investing in our securities involves risks. You should carefully read this prospectus and the applicable prospectus supplement, including the section entitled “Risk Factors” beginning on page 4 of this prospectus, the section entitled “Risk Factors” in the applicable prospectus supplement and risk factors in our periodic reports and other information filed with the Securities and Exchange Commission before investing in our securities.

We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters or dealers, through agents or directly to purchasers. If required, the prospectus supplement for each offering of securities will describe the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Our common stock is listed on NASDAQ under the trading symbol “NAVI.” Each prospectus supplement will indicate whether the securities offered thereby will be listed on any securities exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated June 1, 2017

i

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. Under this process, we may sell from time to time any combination of the securities described in this prospectus. This prospectus only provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us, together with the additional information described under the heading “Where You Can Find More Information.”

We have not authorized anyone to provide you with any information other than that contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

When used in this prospectus, the terms “Navient,” the “Company,” “we,” “our” and “us” refer to Navient Corporation and its consolidated subsidiaries, unless otherwise specified or the context otherwise requires.

FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement and any information incorporated by reference contain forward-looking statements relating to future events or our future results. These statements are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are intended to come within the safe harbor protection provided by those sections. Statements that are not historical facts, including statements about our beliefs, opinions or expectations and statements that assume or are dependent upon future events, are forward-looking statements and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” or “target.” Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. For Navient Corporation, these factors include, among others, the risks and uncertainties associated with increases in financing costs; the availability of financing or limits on liquidity resulting from disruptions in the capital markets or other factors; unanticipated increases in costs associated with compliance with federal, state or local laws and regulations; changes in the marketplaces in which we compete (including changes in demand or changes resulting from new laws and regulations); changes in accounting standards including but not limited to changes pertaining to loan loss reserves and estimates or other accounting standards that may impact our operations; adverse outcomes in any significant litigation to which we are a party; credit risk associated with our exposure to third parties, including counterparties to hedging or other derivative transactions; and changes in the terms of education loans and the educational credit marketplace (including changes resulting from new laws and the implementation of existing laws). We could also be affected by, among other things: unanticipated deferrals in our Federal Family Education Loan Program securitization trusts that would delay repayment of the bonds beyond their legal final maturity date; reductions to our credit ratings, the credit ratings of asset-backed securitizations we sponsor or the credit ratings of the United States of America; failures of our operating systems or infrastructure or those of third-party vendors; risks related to cybersecurity including the potential disruption of our systems or potential disclosure of confidential customer information; damage to our reputation resulting from cyber-breaches, litigation, the politicization of student loan servicing or other actions or factors; failure to successfully implement cost-cutting initiatives and adverse effects of such initiatives on our business; failure to adequately integrate acquisitions or realize anticipated benefits from acquisitions including delays or errors in converting portfolio acquisitions to our servicing platform; changes in law and regulations including but not limited to changes with respect to the student lending or servicing business and financial institutions generally, securitizations or derivatives; increased competition from banks and other consumer lenders; changes in the general interest rate environment, including the relationship between the relevant money-market index rate and the rate at which our assets are priced; our ability to successfully effectuate any acquisitions and other strategic initiatives; changes in the demand for asset management and business processing solutions; and changes in general economic conditions. All forward-looking statements are qualified by these cautionary statements and are made only as of the date they were made. We do not undertake any obligation to update or revise these forward-looking statements except as required by law.

For more information regarding these risks and uncertainties as well as certain additional risks that we face, investors should review the risks described in this prospectus and in the applicable prospectus supplement and those incorporated by reference into this prospectus, including those risks in our Annual Report on Form 10-K for the year ended December 31, 2016, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, and subsequent reports and registration statements filed from time to time with the SEC.

ABOUT NAVIENT CORPORATION

Navient Corporation is a Fortune 500 company that provides asset management and business processing services to education, health care and government clients at the federal, state and local levels. We help our clients and millions of Americans achieve financial success through our services and support. Headquartered in Wilmington, Delaware, we employ team members in Western New York, Northeastern Pennsylvania, Indiana, Tennessee, Texas, Virginia and other locations.

We hold the largest portfolio of education loans insured or federally guaranteed under the Federal Family Education Loan Program. We also hold the largest portfolio of private education loans. We service our own portfolio of education loans, as well as education loans owned by the United States Department of Education (the “ED”), financial institutions and nonprofit education lenders. We are one of the largest servicers to the ED under its Direct Student Loan Program. Our data-driven insight, service and innovation support customers on the path to successful education loan repayment.

We also provide business processing services to education-related clients, such as guaranty agencies and colleges and universities.

Finally, we leverage our scale and expertise to provide additional business processing services to a variety of other clients, including federal agencies, state and local governments, regional authorities, courts, hospitals, health care systems and other health care providers, financial service providers and municipalities.

For all our clients, we aim to improve their financial performance, optimize their operations, and maintain compassionate, complaint service for their customers and constituents.

Our principal executive offices are located at 123 Justison Street, Suite 300, Wilmington, Delaware 19801. Our telephone number is (302) 283-8000. Our website address is www.navient.com. Information on, or accessible through, our website does not constitute part of this prospectus or any accompanying prospectus supplement.

RISK FACTORS

Investing in our securities involves risk. Before you decide to invest in our securities, you should carefully consider the specific risks set forth under the caption “Risk Factors” included in our most recent, and subsequent, Annual Reports on Form 10-K, in our most recent, and subsequent, Quarterly Reports on Form 10-Q and in our other filings with the SEC that are incorporated by reference in this prospectus and any accompanying prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any accompanying prospectus supplement. These risks could materially affect our business, financial condition or results of operations and cause the value of our securities to decline. You could lose all or part of your investment.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Year Ended December 31,					Three Months Ended March 31,
	2012	2013	2014	2015	2016	2017
Ratio of earnings to fixed charges(1)	1.56	1.94	1.88	1.76	1.45	1.21
Ratio of earnings to fixed charges and preferred stock dividends(1)	1.54	1.92	1.87	1.76	1.45	1.21

(1)	For purposes of computing these ratios, earnings represent income (loss) from continuing operations before income tax expense plus fixed charges. Fixed charges represent interest expensed and capitalized plus one-third (the proportion deemed representative of the interest factor) of rents, net of income from subleases.

USE OF PROCEEDS

Except as otherwise set forth in any accompanying prospectus supplement, we expect to use the net proceeds from the sale of securities for general corporate purposes, including the financing of our operations and debt repurchases.

SECURITIES WE MAY OFFER

This prospectus contains summary descriptions of the debt securities, preferred stock, common stock, warrants and units that may be offered and sold from time to time. These summary descriptions are not meant to be complete descriptions of each security. However, at the time of an offering and sale, this prospectus together with the accompanying prospectus supplement will contain the material terms of the securities being offered.

DESCRIPTION OF DEBT SECURITIES

We may offer debt securities in one or more series, which may be senior, subordinated or junior subordinated, and which may be convertible into another security.

The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the following general terms and provisions may apply to the debt securities, will be described in an accompanying prospectus supplement. Unless otherwise specified in an accompanying prospectus supplement, our debt securities will be issued in one or more series under either an indenture between us and The Bank of New York Mellon, as trustee, dated as of July 18, 2014 (the “2014 Senior Indenture”), or an indenture between us (as successor to SLM Corporation and USA Education, Inc.) and The Bank of New York Mellon (as successor to J.P. Morgan Chase Bank, National Association, formerly Chase Manhattan Bank), dated as of October 1, 2000, as supplemented by the First Supplemental Indenture, dated as of October 11, 2006, the Seventh Supplemental Indenture, dated as of April 29, 2014, and the Eighth Supplemental Indenture, dated as of October 16, 2014 (the “2000 Senior Indenture” and, together with the 2014 Senior Indenture, the “indentures”). The terms of the debt securities will include those set forth in the applicable indenture and those made a part of such indenture by the Trust Indenture Act of 1939 (the “TIA”). You should read the summary below, any accompanying prospectus supplement and the provisions of the indentures and supplemental indenture, if any, in their entirety before investing in our debt securities.

The aggregate principal amount of debt securities that may be issued under the indentures is unlimited. The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of that series of debt securities.

Debt Securities Issued Under the 2014 Senior Indenture

With respect to debt securities issued under the 2014 Senior Indenture, authorizing resolutions, a written company order or a supplemental indenture will set forth the specific terms of each series of debt securities. These terms may include, among others, the following:

•	the title and aggregate principal amount of the debt securities and any limit on the aggregate principal amount of such series;

•	whether the debt securities will be subordinated and any applicable subordination provisions;

•	the maturity date(s) or method for determining same;

•	the interest rate(s) or the method for determining same;

•	the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest will be payable in cash, additional securities or some combination thereof;

•	whether the debt securities are convertible or exchangeable into other securities and any related terms and conditions;

•	redemption or early repayment provisions;

•	authorized denominations;

•	if other than the principal amount, the principal amount of debt securities payable upon acceleration;

•	place(s) where payment of principal and interest may be made, where debt securities may be presented and where notices or demands upon the company may be made;

•	the form or forms of the debt securities of the series including such legends as may be required by applicable law;

•	whether the debt securities will be issued in whole or in part in the form of one or more global securities and the date as of which the securities are dated if other than the date of original issuance;

•	whether the debt securities are secured and the terms of such security;

•	the amount of discount or premium, if any, with which the debt securities will be issued;

•	any additions to or changes in the covenants that apply to such debt securities;

•	any additions or changes in the defaults and events of default applicable to the particular debt securities being issued;

•	the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination and release of the guarantees), if any;

•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, the debt securities will be payable;

•	the time period within which, the manner in which and the terms and conditions upon which we can select the payment currency;

•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	any restriction or conditions on the transferability of the debt securities;

•	provisions granting special rights to holders of the debt securities upon occurrence of specified events;

•	additions or changes relating to compensation or reimbursement of the trustee of the series of debt securities;

•	additions or changes to the provisions for the defeasance of the debt securities or to provisions related to satisfaction and discharge of the indenture;

•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture and the execution of supplemental indentures for such series; and

•	any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series of debt securities).

Debt Securities Issued Under the 2000 Senior Indenture

With respect to debt securities issued under the 2000 Senior Indenture, authorizing resolutions, a certificate or a supplemental indenture will set forth the specific terms of each series of debt securities. These terms may include, among others, the following:

•	the title of the debt securities and their CUSIP and ISIN numbers, as applicable;

•	any limit upon the aggregate principal amount of the series of debt securities;

•	the date or dates on which principal and premium, if any, of the debt securities will be payable;

•	if the debt securities will bear interest:

•	the interest rate on the debt securities or the method by which the interest rate may be determined;

•	the date from which interest will accrue;

•	the record and interest payment dates for the debt securities;

•	any circumstances under which we may defer interest payments; and

•	the basis upon which interest shall be calculated if other than on the basis of a 360-day year of twelve 30-day months;

•	the place or places where:

•	we can make payments on the debt securities;

•	the debt securities can be surrendered for registration of transfer or exchange; and

•	notices and demands can be given to us relating to the debt securities and under the applicable indenture, and where notices to holders pursuant to the applicable indenture will be published;

•	any optional redemption provisions that would permit us or the holders of debt securities to elect to redeem the debt securities before their final maturity;

•	any conversion features;

•	any sinking fund provisions that would obligate us to redeem the debt securities;

•	whether any of the debt securities are to be issuable as registered securities, bearer securities or both, whether debt securities are to be issuable with or without coupons or both and, if issuable as bearer securities, the date as of which the bearer securities will be dated (if other than the date of original issuance of the first debt security of that series of like tenor and term to be issued and any restrictions applicable to the offering, sale or delivery of bearer securities and whether, and the terms upon which, bearer securities of a series may be exchanged for registered securities of the same series and vice versa);

•	whether all or part of the debt securities will be issued in whole or in part as temporary or permanent global securities and, if so, the depositary for those global securities and a description of any book-entry procedures relating to the global securities;

•	if we issue temporary global securities, any special provisions dealing with the payment of interest and any terms relating to the ability to exchange interests in a temporary global security for interests in a permanent global security or for definitive debt securities;

•	the denominations in which the debt securities will be issued, if other than $1,000 or an integral multiple of $1,000;

•	the portion of the principal amount of debt securities payable upon a declaration of acceleration of maturity, if other than the full principal amount;

•	the currency or currencies in which the debt securities will be denominated and payable and, if a composite currency, any related special provisions;

•	any circumstances under which the debt securities may be paid in a currency other than the currency in which the debt securities are denominated and any related provisions;

•	the manner in which principal, premium and interest on debt securities will be determined if they are determined with reference to an index based upon a currency or currencies other than that in which the debt securities are denominated or payable;

•	any events of default that will apply to the debt securities in addition to those contained in the applicable indenture;

•	whether the issue of debt securities may be “reopened” by offering additional securities with substantially the same terms;

•	any additions or changes to the covenants contained in the applicable indenture and the ability, if any, of the holders to waive our compliance with those additional or changed covenants;

•	whether the provisions in the 2000 Senior Indenture relating to defeasance apply to the debt securities;

•	the identity of the security registrar and paying agent for the debt securities if other than the applicable trustee; and

•	any other terms of the debt securities.

General

We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the applicable indenture.

We will describe in an accompanying prospectus supplement any other special considerations for any debt securities we sell that are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, and the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked will be described in an accompanying prospectus supplement.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in an accompanying prospectus supplement.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. Subject to the limitations provided in the indentures and in an accompanying prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

With respect to debt securities issued under the 2014 Senior Indenture, unless we inform you otherwise in an accompanying prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the accompanying prospectus supplement. With respect to debt securities issued under the 2000 Senior Indenture, we may issue debt securities of a series, in whole or in part, in the form of one or more global securities, registered in the name of Cede & Co., the nominee of The Depository Trust Company, New York, New York, unless the accompanying prospectus supplement or pricing supplement describes another depositary or states that no global securities will be issued. With respect to debt securities issued under the 2014 Senior Indenture, global securities will be issued in registered form and in either temporary or definitive form. With respect to debt securities issued under the 2000 Senior Indenture, such debt securities will be issued in temporary or definitive form, and unless we indicate otherwise in the accompanying prospectus supplement, we will issue debt securities only as registered securities. Unless and until a global security is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.

Governing Law

The indentures and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

General

The following summary description of our capital stock is based on the provisions of the Delaware General Corporation Law (the “DGCL”), our amended and restated certificate of incorporation and our amended and restated by-laws. This description does not purport to be complete and is qualified in its entirety by reference to the full text of the DGCL, as it may be amended from time to time, and to the terms of our amended and restated certificate of incorporation and by-laws, as each may be amended from time to time, which are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Under our amended and restated certificate of incorporation, our authorized capital stock is 1,125,000,000 shares of common stock, $0.01 par value, and 20,000,000 shares of preferred stock, $0.20 par value.

As of May 24, 2017, 278,749,714 shares of our common stock were outstanding and no preferred stock was outstanding.

Common Stock

Each holder of our common stock is entitled to one vote for each share on all matters to be voted upon by the common stockholders, and there are no cumulative voting rights. Holders of common stock are not entitled to vote on any amendment to our amended and restated certificate of incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series of preferred stock are entitled, either separately or together as a class with the holders of one or more other series of preferred stock, to vote on such amendment pursuant to our amended and restated certificate of incorporation or the DGCL.

Subject to any preferential rights of the holders of any outstanding preferred stock, holders of our common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of the Company, holders of our common stock would be entitled to share ratably in the assets legally available for distribution after the payment or provision in full of all liabilities and any preferential rights of the holders of any then outstanding preferred stock.

Holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to shares of the common stock. Upon the distribution, all outstanding shares of the common stock will be fully paid and non-assessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may authorize and issue in the future.

We will distribute a prospectus supplement with regard to each issue of common stock. Each prospectus supplement will describe the specific terms of the common stock offered through that prospectus supplement and any general terms outlined above that will not apply to that common stock.

Preferred Stock

We may issue preferred stock in one or more series with any rights and preferences that may be authorized by our board of directors.

We will distribute a prospectus supplement with regard to each particular series of preferred stock. Each prospectus supplement will describe, as to the series of preferred stock to which it relates:

•	the title of the series of preferred stock;

•	any limit upon the number of shares of the series of preferred stock that may be issued;

•	the preference, if any, to which holders of the series of preferred stock will be entitled upon our liquidation;

•	the date or dates, if any, on which we will be required or permitted to redeem the preferred stock;

•	the terms, if any, on which we or holders of the preferred stock will have the option to cause the preferred stock to be redeemed or purchased;

•	the voting rights, if any, of the holders of the preferred stock;

•	the dividends, if any, that will be payable with regard to the series of preferred stock, which may be fixed dividends or participating dividends, and may be cumulative or non-cumulative;

•	the right, if any, of holders of the preferred stock to convert it into another class of our stock or securities, including provisions intended to prevent dilution of those conversion rights;

•	any provisions by which we will be required or permitted to make payments to a sinking fund to be used to redeem preferred stock, or a purchase fund to be used to purchase preferred stock;

•	any restrictions on issuance of shares in the same series or any other series; and

•	any other material terms of the preferred stock.

Any or all of these rights may be greater than the rights of the holders of common stock. In addition, our board of directors, without shareholder approval, may issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of our common stock.

The terms of the preferred stock that might be issued could conceivably prohibit us from:

•	consummating a merger;

•	reorganizing;

•	selling substantially all of our assets;

•	liquidating; or

•	engaging in other extraordinary corporate transactions without shareholder approval.

Preferred stock could therefore be issued with terms calculated to delay, defer or prevent a change in our control or to make it more difficult to remove our management. Our issuance of preferred stock may have the effect of decreasing the market price of the common stock.

Anti-Takeover Effects of Provisions of the Certificate of Incorporation, By-laws and Other Agreements

Provisions of the DGCL and our amended and restated certificate of incorporation and amended and restated by-laws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe the heightened ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweighs the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute. We are subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) fifteen percent (15%) or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

Amendments to Amended and Restated By-Laws. Our amended and restated certificate of incorporation and amended and restated by-laws provide that the amended and restated by-laws may be amended by our board of directors or by the affirmative vote of holders of at least seventy-five percent (75%) in voting power of our stock then outstanding and entitled to vote thereon.

Size of Board and Vacancies. Our amended and restated certificate of incorporation and amended and restated by-laws provide that the number of directors on our board of directors will be fixed exclusively by our board of directors, subject to the rights of the holders of any outstanding preferred stock to elect directors. Any newly created directorship or any vacancy in our board of directors resulting from any increase in the authorized number of directors or the death, disability, resignation, retirement, disqualification, removal from office or other cause will be filled solely by the affirmative vote of a majority of the board of directors then in office, even if less than a quorum, or by a sole remaining director. Any director appointed to fill a vacancy on our board of directors not resulting from an increase in the size of the board will be appointed for the remaining term of his or her predecessor, and until his or her successor has been elected and qualified, subject to his or her earlier death, disqualification, resignation or removal.

Stockholder Action by Written Consent. Subject to the rights of any series of preferred stock, our amended and restated certificate of incorporation expressly eliminates the right of our stockholders to act by written consent. Stockholder action must take place at the annual or a special meeting of our stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our amended and restated by-laws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our board of directors or a committee of our board of directors.

No Cumulative Voting. The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless the company’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors.

Undesignated Preferred Stock. The authority that our board of directors possesses to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of us through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Our board of directors may be able to issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock.

Listing

Our common stock is listed on NASDAQ under the trading symbol “NAVI.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, common stock, preferred stock or units of two or more of these types of securities.

Warrants may be issued independently or together with debt securities, preferred stock or common stock, and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent, as detailed in an accompanying prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation, or agency or trust relationship, with you.

The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including, when applicable:

•	the offering price;

•	in the case of warrants to purchase debt securities, the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of the warrants, and the price at which you may purchase the debt securities upon exercise;

•	in the case of warrants to purchase preferred stock, the designation, number of shares, stated value and terms, such as liquidation, dividend, conversion and voting rights, of the series of preferred stock purchasable upon exercise of the warrants, and the price at which you may purchase shares of preferred stock of that series upon exercise;

•	in the case of warrants to purchase common stock, the number of shares of common stock purchasable upon the exercise of the warrants and the price at which you may purchase shares of common stock upon exercise;

•	in the case of warrants to purchase units of two or more securities, the type, number and terms of the units purchasable upon exercise of the warrants and the price at which you may purchase units upon exercise;

•	the period during which you may exercise the warrants;

•	any provision adjusting the securities that may be purchased on exercise of the warrants, and the exercise price of the warrants, to prevent dilution or otherwise;

•	the rights, if any, we have to redeem the warrants;

•	the place or places where warrants can be presented for exercise or for registration of transfer or exchange; and

•	any other material terms of the warrants.

Unless we provide otherwise in a prospectus supplement, warrants for the purchase of preferred stock and common stock will be offered and exercisable for U.S. dollars only, and will be issued in registered form only. The exercise price for warrants will be subject to adjustment as described in the prospectus supplement for those warrants.

Prior to the exercise of any warrants to purchase debt securities, preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the securities purchasable upon exercise, including:

•	in the case of warrants for the purchase of debt securities, the right to receive payments of principal of or any premium or interest on the debt securities purchasable upon exercise, or to enforce covenants in the applicable indenture; or

•	in the case of warrants for the purchase of preferred stock or common stock, the right to vote or to receive any payments of dividends on the preferred stock or common stock purchasable upon exercise.

The description in an accompanying prospectus supplement of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of any warrant agreement if we offer warrants, see “Where You Can Find More Information.” We urge you to read the applicable warrant agreement and any accompanying prospectus supplement in their entirety.

DESCRIPTION OF UNITS

We may issue units consisting of common stock, preferred stock, debt securities and warrants, or any combination of those securities. The prospectus supplement relating to the offering of such units will describe their terms, including the following:

•	the terms of each of the securities included in the units, including whether and under what circumstances the securities included in the units may or may not be traded separately;

•	the terms of any unit agreement governing the units;

•	if applicable, a discussion of certain U.S. federal income tax considerations; and

•	the provision for the payment, settlement, transfer or exchange of the units.

The description in an accompanying prospectus supplement of any units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable units agreement, if any, or documents governing the units or the components of the units, which will be filed with the SEC if we offer units. For more information on how you can obtain copies of any agreement if we offer units, see “Where You Can Find More Information.” We urge you to read the applicable unit agreement and any accompanying prospectus supplement in their entirety.

PLAN OF DISTRIBUTION

We may sell any of the securities being offered by this prospectus separately or together:

•	through agents;

•	to or through underwriters who may act directly or through a syndicate represented by one or more managing underwriters;

•	through dealers;

•	through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	in exchange for our outstanding indebtedness;

•	directly to purchasers, through a specific bidding, auction or other process; or

•	through a combination of any of these methods of sale.

If the securities offered under this prospectus are issued in exchange for our outstanding securities, the applicable prospectus supplement will describe the terms of the exchange, and the identity and the terms of sale of the securities offered under this prospectus.

The distribution of securities may be effected from time to time in one or more transactions at a fixed price or prices that may be changed, at market prices prevailing at the time of sale or prices related to prevailing market prices or at negotiated prices.

Agents designated by us from time to time may solicit offers to purchase the securities. We will name any agent involved in the offer or sale of the securities and set forth any commissions payable by us to an agent in the prospectus supplement or pricing supplement for that transaction. Unless otherwise indicated in the prospectus supplement or pricing supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent may be deemed to be an “underwriter” of the securities as that term is defined in the Securities Act.

If we utilize an underwriter or underwriters in the sale of securities, we will execute an underwriting agreement with the underwriter or underwriters at the time we reach an agreement for sale. We will set forth in the prospectus supplement the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers. This compensation may be in the form of discounts, concessions or commissions. Underwriters and others participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of securities. We will describe any of these activities in the prospectus supplement.

If a dealer is utilized in the sale of the securities, we or an underwriter will sell securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The prospectus supplement will set forth the name of the dealer and the terms of the transactions.

We may directly solicit offers to purchase the securities, and we may sell directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The prospectus supplement will describe the terms of any direct sales, including the terms of any bidding or auction process, if utilized.

Agreements we enter into with agents, underwriters and dealers may entitle them to indemnification by us against specified liabilities, including liabilities under the Securities Act, or to contribution by us to payments they may be required to make in respect of these liabilities. The prospectus supplement will describe the terms and conditions of indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates, may be our customers, or engage in transactions with or perform services for us and our subsidiaries in the ordinary course of business.

Certain of the agents, underwriters and dealers that we sell the securities offered under this prospectus to or through, and certain of their affiliates, engage in transactions with and perform services for us in the ordinary course of business. We may enter into hedging transactions in connection with any particular issue of the securities offered under this prospectus, including forwards, futures, options, interest rate or exchange rate swaps and repurchase or reverse repurchase transactions with, or arranged by, the applicable agent, underwriter or dealer, an affiliate of that agent, underwriter or dealer or an unrelated entity. We, the applicable agent, underwriter or dealer or other parties may receive compensation, trading gain or other benefits in connection with these transactions. We are not required to engage in any of these transactions. If we commence these transactions, we may discontinue them at any time. Counterparties to these hedging activities also may engage in market transactions involving the securities offered under this prospectus. We may also loan or pledge securities covered by this prospectus and any accompanying prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and any accompanying prospectus supplement.

No securities may be sold under this prospectus without delivery (in paper format, in electronic format, in electronic format on the Internet, or by other means) of the applicable prospectus supplement or pricing supplement describing the method and terms of the offering.

LEGAL MATTERS

Unless otherwise indicated in any accompanying prospectus supplement, Skadden, Arps, Slate, Meagher & Flom LLP will provide opinions regarding the authorization and validity of the securities. Skadden, Arps, Slate, Meagher & Flom LLP may also provide opinions regarding certain other matters. Any underwriters will be advised about legal matters by their own counsel, which will be named in an accompanying prospectus supplement.

EXPERTS

The consolidated financial statements of Navient Corporation and subsidiaries as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act . Our SEC filings are available to the public at the SEC’s website at www.sec.gov. You may read and copy all or any portion of this information at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room.

The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information contained directly in this prospectus, any accompanying prospectus supplement, any subsequently filed document deemed incorporated by reference or any free writing prospectus prepared by or on behalf of us. This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K):

•	the description of our capital stock contained in our amended registration statement on Form 10, filed with the SEC on April 10, 2014, and any further amendment or report filed for the purpose of updating such description;

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 24, 2017;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 from our definitive proxy statement on Schedule 14A, filed with the SEC on April 13, 2017;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed with the SEC on April 27, 2017; and

•	our Current Reports on Form 8-K, filed with the SEC on January 18, 2017 (as amended on January 19, 2017), February 21, 2017, March 7, 2017, March 17, 2017, March 29, 2017, April 4, 2017, April 19, 2017 and May 26, 2017 (both filings).

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering also shall be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.

If requested, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents. To obtain a copy of these filings at no cost, you may write or telephone us at the following address:

Navient Corporation

123 Justison Street

Wilmington, Delaware 19801

Attention: Corporate Secretary

Telephone: (302) 283-8000

You should rely only on the information incorporated by reference or provided in this prospectus and any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of these documents.

NAVIENT CORPORATION

$52,110,000 5.875% Senior Notes due 2021

PROSPECTUS SUPPLEMENT

June 6, 2017